Exhibit (e)(2)(ii)

NEUBERGER BERMAN INCOME FUNDS
TRUST CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

     The Series currently subject to this Agreement are as follows:

     Neuberger Berman Institutional Cash Fund
     Neuberger Berman Limited Maturity Bond Fund

Dated: February 9, 2001